                                                                  EXHIBIT (C)(3)

PROJECT FLEX
SPECIAL COMMITTEE DISCUSSION MATERIALS





PRELIMINARY AND CONFIDENTIAL
CHASE SECURITIES INC.


JULY 24, 2000

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TABLE OF CONTENTS
--------------------------------------------------------------------------------

EXECUTIVE SUMMARY............................................................................................         I

MARKETING PROCESS OVERVIEW...................................................................................        II

REAL ESTATE MARKET HIGHLIGHTS................................................................................       III

MANHATTAN TOWERS UPDATE .....................................................................................        IV

PRELIMINARY LEND LEASE VALUATION OVERVIEW....................................................................         V

PRELIMINARY COMPANY VALUATION................................................................................        VI

CONCLUSION...................................................................................................       VII



Appendices
A.       Public Market Comparables

B.       Precedent Transactions

C.       Complete Liquidation Analysis

D.       Partial Liquidation Analysis





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                                EXECUTIVE SUMMARY

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EXECUTIVE SUMMARY
INTRODUCTION
--------------------------------------------------------------------------------

[ ] On June 27, 2000, the Board of Trust Managers for American Industrial Properties ("AIP" or the "Company") unanimously approved the execution of non-binding acquisition term sheets (the "Term Sheets") with Lend Lease Real Estate Investments Inc.(1) ("LL") and Developers Diversified Realty Corporation ("DDR")

[ ]  The Term Sheets are the basis for the following transaction:

     -    $13.50 per share (or greater) cash proceeds to non-DDR shareholders

     - Merger of AIP with and into DDR, with DDR assuming all contingent liabilities

[ ] Since the execution of the Term Sheets, the following events have occurred specific to AIP:

     - AIP's stock price has declined 3.3%, while the MS REIT Index has increased 2.9% and the Company's respective comparable company index(2) ("Peer Group") has increased 4.1%

     - AIP has received preliminary offers for Manhattan Towers ranging from $39.8 million to $52.4 million (after broker's fees) which compares favorably to Chase's preliminary valuation range of $47.5 million to $52.5 million

     - Although the Transaction Cost Committee has not completed its work, it feels reasonably assured that transaction costs will be less than $18.0 million which is used to arrive at the minimum cash proceeds figure of $13.50


----------

(1) Includes Exclusive Negotiation Agreement with Lend Lease

(2) Comparable company ("Peer Group") index includes BED, BDN, EGP, PSB and KTR



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EXECUTIVE SUMMARY
INTRODUCTION
--------------------------------------------------------------------------------

[ ] On the July 19, 2000 meeting with the Special Committee of American Industrial Properties REIT ("AIP" or the "Company"), concerns were expressed over the following:

     - The price of $288.7 million which LL proposes to pay for certain AIP assets;

     - The overall process which AIP has employed in marketing the Company to potential investors; and

     -    Maximizing shareholder value

[ ] In response to these concerns, Chase Securities Inc. ("CSI") is pleased to discuss the following topics with the Special Committee:

     -    Capital markets overview

     -    AIP's current strategic alternatives

     -    An overview of AIP's marketing process

     -    Current real estate market highlights

     -    Manhattan Towers update

     -    Review of Lend Lease valuation

     -    Chase's preliminary valuation of AIP


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EXECUTIVE SUMMARY
STOCK PRICE & TRADED VOLUME ANALYSIS
--------------------------------------------------------------------------------

                                    [CHART]


Note: Stock price performance as of July 20, 2000


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EXECUTIVE SUMMARY
STOCK PRICE PERFORMANCE VS. SELECTED INDICES
--------------------------------------------------------------------------------

                                    [CHART]


Note: Stock price performance as of July 20, 2000

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EXECUTIVE SUMMARY
PRELIMINARY REAL ESTATE VALUATION SUMMARY
--------------------------------------------------------------------------------


 (in millions except per share amounts) CURRENT SITUATION     PRELIMINARY CSI REAL ESTATE VALUATIONS(1,2)
                                             DDR                 CSI             CSI               CSI
                                          LEND LEASE            (LOW)          (MIDPOINT)         (HIGH)
                                          ----------          ----------       ----------       ----------
Lend Lease Portfolio                      $    288.7          $    287.3       $    302.5       $    317.6
DDR Portfolio                                  275.0               251.3            264.6            277.8
Manhattan Towers                                52.4(3)             47.5             50.0             52.5
                                          ----------          ----------       ----------       ----------
  GROSS REAL ESTATE ASSET VALUE           $    616.1          $    586.2       $    617.0       $    647.9

Plus: Land(4,5)                                  n/a          $      3.8       $      3.8       $      3.8

Net Debt & Working Capital

  Cash(4)                                 $      3.4          $      3.4       $      3.4       $      3.4
  Other Assets                                   n/a                 n/a              n/a              n/a
  Debt                                        (314.2)             (314.2)          (314.2)          (314.2)
  Other Liabilities                              n/a                 n/a              n/a              n/a
                                          ----------          ----------       ----------       ----------
   Balance Sheet Adjustments              $   (310.8)         $   (310.8)      $   (310.8)      $   (310.8)

NET ASSET VALUE                           $    305.3          $    279.2       $    310.1       $    340.9

Basic Shares Outstanding                      21.045              21.045           21.045           21.045

NAV PER SHARE                             $    14.50          $    13.27       $    14.73       $    16.20

Estimated Transaction Expenses            $     18.0          $     18.0       $     18.0       $     18.0

PROCEEDS TO SHAREHOLDERS                  $    13.65          $    12.41       $    13.88       $    15.34

----------

(1) CSI's low and high valuations are based on a 5% discount and 5% premium to CSI's midpoint value

(2) Based on CSI presentation to AIP Board of Directors on 5/2/00

(3) Includes $750,000 of expenses

(4) Source: AIP management (June 27, 2000)

(5) DDR's $275 million proposal includes land and net working capital


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EXECUTIVE SUMMARY
VALUATION SENSITIVITY
--------------------------------------------------------------------------------

ESTIMATED PROCEEDS TO SHAREHOLDERS






                               ESTIMATED TRANSACTION EXPENSES

In millions except per share values


NET PROCEEDS FROM
MANHATTAN TOWERS      $14.0     $15.0     $16.0     $17.0     $18.0     $19.0     $20.0
-----------------    ------    ------    ------    ------    ------    ------    ------
 $52.0               $13.82    $13.78    $13.73    $13.68    $13.63    $13.59    $13.54

 $53.0                13.87     13.82     13.78     13.73     13.68     13.63     13.59

 $54.0                13.92     13.87     13.82     13.78     13.73     13.68     13.63

 $55.0                13.97     13.92     13.87     13.82     13.78     13.73     13.68


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EXECUTIVE SUMMARY
VALUATION BENCHMARKS
--------------------------------------------------------------------------------

                             HISTORICAL TRADING ANALYSIS

 ASSUMED CASH PROCEEDS TO NON-DDR SHAREHOLDERS(1)                            $  13.65

 IMPLIED PREMIUM TO OFFER PRICE

 AIP Closing Share Price on 7/21/00                                              4.8%
 Last 10 Days                                                                    1.9%
 Last 20 Days                                                                    1.3%
 Last 30 Days                                                                    3.4%
 Last 60 Days                                                                    6.5%
 Last Six Months                                                                12.1%
 Last Year                                                                      12.6%

                             IMPLIED VALUATION MULTIPLES(2)

IMPLIED EQUITY VALUATION MULTIPLES(3)                   FFO                          AFFO
 2000E                                                  8.9x                         13.0x
 2001E                                                  8.0x                         10.3x

AGGREGATE VALUE / EBITDA MULTIPLES(3)
 2000E                                                                 10.2x
 2001E                                                                  9.4x

----------

(1) Assumes Manhattan Towers sold for $52.4 million (net of expenses) and transaction expenses of $18.0 million

(2) Source: AIP Management

(3) Assumes Current Situation share price of $13.65 per share


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EXECUTIVE SUMMARY
MULTIPLE COMPARISONS - FFO(1)
--------------------------------------------------------------------------------

                                  [BAR GRAPH]

                    FFO MULTIPLE


        AIP(2)                     PEER GROUP(3,4)
   --------------                  ---------------
   2000E   2001E                   2000E     2001E
   -----   -----                   -----     -----
   8.9x    8.0x                    8.4x      7.7x


----------

(1) Share prices current as of July 20, 2000

(2) AIP estimates from Management; assumes current situation offer price of $13.65 per share

(3) Peer Group includes BED, BDN, EGP, PSB and KTR; multiple is the mean of the Group

(4) Peer Group estimates from First Call



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EXECUTIVE SUMMARY
MULTIPLE COMPARISONS - AFFO(1)
--------------------------------------------------------------------------------

                                  [BAR GRAPH]

                    AFFO MULTIPLE


        AIP(2)                     PEER GROUP(3,4)
   --------------                  ---------------
   2000E   2001E                   2000E     2001E
   -----   -----                   -----     -----
  13.0x   10.3x                    9.8x      9.0x

----------

(1) Share prices current as of July 20, 2000

(2) AIP estimates from Management; assumes current situation offer price of $13.65 per share

(3) Peer Group includes BED, BDN, EGP, PSB and KTR; multiple is the mean of the Group

(4) Peer Group estimates from First Call

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EXECUTIVE SUMMARY
MULTIPLE COMPARISONS - EBITDA(1)
--------------------------------------------------------------------------------

                                  [BAR GRAPH]

                 EBITDA MULTIPLE


        AIP(2)                     PEER GROUP(3,4)
   --------------                  ---------------
   2000E   2001E                   2000E     2001E
   -----   -----                   -----     -----
  10.2x    9.4x                   10.2x      9.7x

----------

(1) Share prices current as of July 20, 2000

(2) AIP estimates from Management; assumes current situation offer price of $13.65 per share

(3) Peer Group includes BED, BDN, EGP, PSB and KTR; multiple is the mean of the Group

(4) Peer Group estimates from First Call



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EXECUTIVE SUMMARY
MULTIPLE COMPARISONS - AFFO(1)
--------------------------------------------------------------------------------

RECENT REIT CAPITAL INFLOWS HAVE TARGETED REITS WITH LONG-TERM GROWTH CHARACTERISTICS

[ ]  Sector leaders

[ ]  High barrier to entry markets

[ ]  High asset quality

[ ]  Major metropolitan areas

[ ]  Infill locations

[ ]  Strong balance sheet

[ ]  Well-regarded management


                                                HIGH QUALITY   HIGH QUALITY
                                                   OFFICE       INDUSTRIAL
                    AIP(2)    PEER GROUP(3,4)    REITs(5,6)     REITs(7,8)
                    ------    ---------------   ------------   ------------

1/1/00              9.2x           7.9x            10.2x           9.4x

Current             9.8x           9.0x            12.6x          11.7x

----------

(1) Share prices as of December 29, 1999 and July 20, 2000

(2) AIP estimates from Management

(3) Peer Group includes BED, BDN, EGP, PSB and KTR

(4) Peer Group estimates from First Call

(5) High Quality Office REITs includes BXP, EOP, SPK and VNO

(6) High Quality Office REITs estimates from First Call

(7) High Quality Industrial REITs includes AMB, PLD and SPK

(8) High Quality Industrial REITs estimates from First Call


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EXECUTIVE SUMMARY
AIP CURRENT STATUS
--------------------------------------------------------------------------------

[ ]  High / moderate leverage (53% of Total Market Capitalization)

     -    Portfolio is primarily encumbered

[ ]  No Wall Street research sponsorship

[ ]  Low liquidity (average 90 day daily trading volume of 7,000 shares)

[ ]  Ongoing internal conflict

[ ]  Broadly marketed company with limited interest on a corporate basis

[ ]  Marginal institutional appeal for product type

[ ]  Access to approximately $66.5 million (Tranche 1) of equity capital

     -    Assuming Status Quo alternative





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EXECUTIVE SUMMARY
STRATEGIC ALTERNATIVES
--------------------------------------------------------------------------------



         STRATEGIC ALTERNATIVES                          Strategic Rationale                                  Issues
------------------------------------------    ------------------------------------     --------------------------------------------
                                              o   Ability to achieve cash              o  Ongoing due diligence process and
                                                  proceeds for all non-DDR                risks
        CONTINUE EXISTING PROCESS                 shareholders                         o  Negotiation of definitive
                                              o   Strong financial position of            agreements with Lend Lease and DDR
                                                  acquirors                            o  SEC 13(e)3 scrutiny
                                              o   Efficient liquidation of Company     o  Individual asset valuation vs.
                                              o   Assumption of contingent                Company valuation
                                                  liabilities by DDR
                                              o   Transaction does not preclude
                                                  interlopers

                                              o   No transaction risk                  o  Low liquidity
          REVERT TO STATUS QUO                o   Limits transaction costs             o  Moderate / high leverage
                                              o   Access to $66.5 million              o  No Wall Street sponsorship
                                                  (Tranche 1) of equity capital        o  Ongoing internal issues
                                                                                       o  Access to efficient external
                                                                                          equity capital

                                              o   Maintains valuation for DDR          o  High transaction / execution risk
COMPLETE ASSET / EQUITY EXCHANGE WITH DDR         portfolio                            o  Ability to retain DDR bid
     LIQUIDATE LEND LEASE PORTFOLIO           o   Broadly market Lend Lease            o  SEC 13(e)3 scrutiny
                                                  portfolio                            o  Loss of Lend Lease portfolio bid
                                              o   Smaller portfolio size and           o  Liquidation costs associated with
                                                  location may attract new bidders        Lend Lease portfolio
                                                                                       o  Limited universe of institutional
                                                                                          buyers
                                                                                       o  Volume of existing real estate
                                                                                          asset sales
                                                                                       o  No assumption of contingent
                                                                                          liabilities
                                                                                       o  Requirement to establish
                                                                                          liquidation reserve
                                                                                       o  Break-up fees to Lend Lease

                                              o   Ability to broadly market            o  High transaction / execution risk
            LIQUIDATE COMPANY                     assets individually                  o  Liquidation costs
                                                                                       o  Volume of existing real estate
                                                                                          asset sales
                                                                                       o  Limited universe of institutional
                                                                                          buyers
                                                                                       o  No assumption of contingent
                                                                                          liabilities
                                                                                       o  Requirement to establish
                                                                                          liquidation reserve


                                                       Preliminary Valuation
         STRATEGIC ALTERNATIVES                            Considerations(1)
------------------------------------------         --------------------------------
                                                           $13.50 - $13.97

        CONTINUE EXISTING PROCESS                    (Based on Term Sheets and
                                                   existing valuation information
                                                    for Manhattan Towers. See p. 8)


                                                           $11.30 - $12.93
          REVERT TO STATUS QUO
                                                  (Based on stripped high / low
                                                  range of Peer Group 2000E FFO
                                                       / AFFO multiples. See
                                                        Appendix A or p. 33)

                                                          $13.43 - $14.21(2)
COMPLETE ASSET / EQUITY EXCHANGE WITH DDR
     LIQUIDATE LEND LEASE PORTFOLIO                      (Based on Lend Lease
                                                         Liquidation Analysis.
                                                            See Appendix D)


                                                          $11.92 - $12.69(2)
            LIQUIDATE COMPANY
                                                      (See Liquidation Analysis in
                                                               Appendix C)

(1) Implied Value ranges provided for relative comparison purposes. Such ranges were calculated based on various assumptions and data points

(2) Assumes no additional negative tax implications


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                           MARKETING PROCESS OVERVIEW

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PROJECT FLEX
MARKETING PROCESS OVERVIEW
-------------------------------------------------------------------------------

[ ] In May 1999, Salomon Smith Barney ("SSB") was retained by AIP to conduct a broad review of strategic alternatives

[ ] SSB marketed AIP to 60 potential bidders (including REITs, pension funds, private companies, opportunity funds and individuals) and asked them to bid for either:

     (i)  all of the Company's assets,

     (ii) a significant portion of the Company's assets, or

     (iii) the Company itself, in a corporate merger transaction

[ ] Some interested parties expressed interest in only certain assets; SSB encouraged these parties to submit proposals while emphasizing that AIP preferred a transaction including a complete sale of the Company to a single buyer

[ ] AIP received eight indications of interest including seven for selected assets and two for the Company (one investor bid both ways)

[ ] Lend Lease and Olympus (the two complete bidders) were asked to raise their bids

[ ] Olympus declined to raise its offer, but Lend Lease indicated it could bid more aggressively on a smaller portfolio of the Company's assets

[ ] On 12/23/99, SSB presented Lend Lease's revised smaller bid to AIP, which included a scenario that merged the remaining Company (following the partial sale to Lend Lease) with DDR



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PROJECT FLEX
MARKETING PROCESS OVERVIEW (CONTINUED)
--------------------------------------------------------------------------------

[ ] Subsequent negotiations between SSB and DDR / Lend Lease (including several alterations to the mix of assets being purchased by Lend Lease) have resulted in revised proposals by DDR and Lend Lease

[ ] On 4/18/00, CSI was asked by the Special Committee of AIP to consider its available alternatives

[ ] On 5/2/00, CSI met with the Special Committee to review strategic alternatives and discuss CSI's preliminary valuation:

     (i)   Lend Lease at lower end of CSI value range

     (ii)  DDR at higher end of CSI value range

     (iii) Possible value enhancements from Manhattan Towers and lower transaction expenses

[ ] Following this meeting, the Special Committee decided to: (i) remove one asset from the latest Lend Lease proposal (Manhattan Towers), and (ii) to proceed towards executing letters of intent with both DDR and Lend Lease

[ ] On 6/27/00, AIP entered into letters of intent with both DDR and Lend Lease and commenced with final due diligence which, under the terms of the agreements, must be completed by 8/11/00


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                          REAL ESTATE MARKET HIGHLIGHTS


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PROJECT FLEX
REAL ESTATE MARKET HIGHLIGHTS
--------------------------------------------------------------------------------

[ ]  National economy is entering a period of slower economic growth

     - Rising interest rates, lower stock prices, and reduced availability of venture capital are beginning to impact corporate and consumer spending

     - Job creation is slowing. Employment levels are at or near all time highs in most major metro areas. Firms seeking to grow are experiencing difficulty attracting qualified workers

[ ] Investor consensus expectations for market rent growth and occupancy levels within most property sectors are becoming less optimistic

     - Investors and investment advisers are increasing discount rates and overall cap rates to reflect the potential risk for flat to declining income streams

     - Transactions, which tend to be lagging indicators, do not as yet reflect future market trends

[ ] This is not to say that potential for future short-term appreciation does not exist for certain geographic areas and property sectors

     - San Francisco (where CBD Office sales are approaching $400 per square foot)

     -    New York City

     -    Boston

     -    Washington DC



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PROJECT FLEX
REAL ESTATE MARKET HIGHLIGHTS
--------------------------------------------------------------------------------

[ ] However, asset sale activity appears to be reaching peak levels with opportunity funds liquidating close to $10 billion of domestic commercial real estate and REITs more actively recycling capital


      FUND                             ASSET SALE ACTIVITY
      ----                             -------------------

      Whitehall                                   $ 4.0 Bn
      MSREF                                         1.5
      Westbrook                                     1.2
      Colony                                        0.5
      Apollo                                        0.5
      Blackstone                                    0.5
      ING                                           0.5
      DLJ                                             ?

[ ] Most aggressive purchasers of commercial real estate continue to be investors with low cost of capital, including:

     -    Selected high quality REITs

     -    Pension funds (e.g., CalPers)

     -    Foreign investors (e.g., German syndicators and Middle East investors)

[ ] These investors are primarily targeting real estate with the following characteristics

     - Urban, in-fill locations (within CBD office, neighborhood retail, multifamily sectors)

     -    Industrial product (high demand for large portfolios)


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PROJECT FLEX
REAL ESTATE MARKET HIGHLIGHTS
--------------------------------------------------------------------------------

[ ] An example of recent pension fund activity is the CalPers-RREEF acquisition of the Pacific Gulf industrial portfolio

     -    $929 million transaction value or $63 per square foot

     -    8.75% NOI cap rate

     -    15 million square feet of industrial product (primarily West Coast)

[ ]  National market for flex-type/R&D space is maturing with concerns of

     -    Tenant quality

     -    High roll-over risk

     -    Appeal to core investors

     -    Interest rate environment



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
PROJECT FLEX
REAL ESTATE MARKET HIGHLIGHTS
--------------------------------------------------------------------------------


        [HOT]
   PROPERTY SECTOR                         SECTOR HIGHLIGHTS
   ---------------                         -----------------
  CBD Office              Preferred markets include "24 hr. cities" such as NY, Boston,
                          San Francisco, Washington, D.C.
                          Vacancy at historic lows
                          Shortages of large contiguous space blocks
                          Strong embedded NOI growth

  Class A Regional        E-commerce threat has not materialized
  Mall                    Strong YTD same store sales
                          Shortage of investment grade product available for purchase
                          Limited market for Class B properties


  Warehouse -             Preferred markets include northern New Jersey, Los Angeles,
  Distribution            and Chicago
                          E-commerce fulfillment need creating strong demand for
                          locations near major metro areas.


  Neighborhood Strip      Strong demand for properties featuring densely populated,
  Centers                 infill locations
                          Recent consolidation in supermarket industry has resulted in dark/vacant anchors in less well-located centers with
                          undersized stores.
                          Expansion by Wal-Mart and other discounters into grocery
                          business poses long term threat to traditional supermarket format.

  Multi-family            Strongest metro areas include both downtown and suburban
                          areas of NYC, Boston, and Chicago, plus San Francisco, LA,
                          Orange County,and San Diego.
                          Rising home prices contributing to strong demand

  Suburban Office         Preferred markets include San Francisco, Boston, & northern
                          Virginia metro areas. New construction eroding rents and
                          increasing vacancy in markets such as Dallas, Atlanta and
                          Chicago. Denver at risk.

  Office Flex/R&D         Rapid rent/value run up in high-tech markets has resulted in rent/occupancy levels that might not be sustainable.


  Hospitality             CBD's continue to represent best investment opportunity.
                          Limited service and extended stay segments overbuilt.

  Factory Outlets         Extremely thin investor market
                          Prime Retail under pressure

      [COLD]

                                                                                                            Representative
                                                                                                           Yield Parameters

   PROPERTY SECTOR                                CRITICAL FACTORS                                     IRR(1)     CAP RATE
   ---------------                                ----------------                                     ------     --------
      [HOT]
  CBD Office                  High barriers to entry due to limited land availability, lengthy         10.5%          7.5%
                              entitlement process, high construction costs                          to 12.0%       to 9.0%
                              Strong office job creation driving demand

  Class A Regional            High barriers to entry                                                   10.5%          7.5%
  Mall                        Dominance in trade area (size, number of department store             to 11.5%       to 8.5%
                              anchors, demographics)
                              Few major players (Simon, General Growth, Rouse, Taubman
                              etc.)

  Warehouse -                 Must have good transportation linkage (ground/air), functional           11.0%          9.0%
  Distribution                clear ceiling heights and efficient loading/distribution capacity.    to 12.0%      to 10.0%
                              Low barrier to entry combined with quick
                              entitlement/construction period creates short market cycle, decreasing magnitude of market swings.

  Neighborhood Strip          Infill locations have high barriers to entry                             11.5%          9.0%
  Centers                     Grocery and drug anchored centers provide convenient                  to 12.0%      to 10.0%
                              fullfilment of daily needs
                              Commodity type locations more vulnerable to superstore
                              competition and anchor consolidation.

  Multi-family                One of the most stable sectors                                           11.0%         8.75%
                              Low risk/low returns                                                  to 12.0%      to 10.0%
                              Favorable demographics - growing population of first time
                              renters and aging baby boomers.

  Suburban Office             Low barriers often lead to overbuilding                                  11.0%          9.0%
                                                                                                    to 12.5%      to 10.0%

  Office Flex/R&D             Competes with suburban office as low cost alternative.                   12.0%         10.0%
                              Weak credit associated with many technology tenants.                  to 14.0%     to 10.75%
                              High recurring TI  costs
                              Short term leases combined with potential for
                              overbuilding within suburban office render this
                              sector particularly vulnerable.

  Hospitality                 Class B product vulnerable to significant pipeline of new                12.0%         10.0%
                              development.                                                          to 14.0%      to 11.0%
                              Slowing demand combined with new supply will
                              moderate RevPAR growth over next several years

  Factory Outlets             Only dominant centers work well                                          12.0%         10.0%
                              Limited alternative use value                                         to 14.0%      to 11.0%
      [COLD]

----------

(1) Unlevered property-level total returns

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PROJECT FLEX
REAL ESTATE MARKET HIGHLIGHTS
--------------------------------------------------------------------------------

OVERVIEW OF THE PACIFIC GULF PROPERTIES/CALPERS-RREEF TRANSACTION


TRANSACTION VALUE: $929 million                         NOI CAP RATE:  8.75%                          PRICE/SF:  $63

PORTFOLIO
                                                          NUMBER           LEASABLE       PERCENTAGE OF
                                                            OF            SQUARE FEET   INDUSTRIAL GROSS
                                                        PROPERTIES          (000S)       RENTAL REVENUE        OCCUPANCY
                                                        ----------       ------------   -----------------      ---------
                                   CALIFORNIA
                                       Orange Cty            23              3,882              30                  95
                                       Northern              17              3,709              29                  96
                                       San Diego              7              1,585              11                  99
                                       LA Inland              7              1,827               8                  95
                                       Los Angeles            5              1,507               8                 100
                                   PACIFIC NORTHWEST          6              1,313               9                 100
                                   SOUTHWEST                  4                858               5                  95
                                                           ----             ------            ----                ----
                                                             69             14,683             100%                 96%


ANALYSTS COMMENTARY

Robertson Stephens            We applaud the Pacific Gulf Management Team and in
            June 21, 2000     particular its CEO, Glen Carpenter, for "doing the
                              right thing". We believe that a partial or total liquidation of PAG will capture for its shareholders the historical discount at which its shares have traded relative to the private market valuation of its asset base

Prudential Securities         For a long time, we have believed that a sale of
            June 21, 2000     PAG's industrial portfolio could realize
                              substantial shareholder value


[CHASE LOGO]                                                                  24

                             MANHATTAN TOWERS UPDATE



[CHASE LOGO]                                                                  25

PROJECT FLEX
MANHATTAN TOWERS UPDATE
--------------------------------------------------------------------------------

BIDS BEFORE TRANSACTION EXPENSES
(dollars millions)

                                  [LINE GRAPH]

   The Shidler        $ 40.0 - $ 41.0
      Group

       JER            $ 45.0
    Partners

    Comstock,         $ 45.0
     Crosser

 CB Richard Ellis     $ 45.0
Strategic Partners

      Lincoln         $ 46.0
  Property Company

      Archon          $ 47.0 - $ 48.0
      Group

   Layton-Belling     $ 50.0 - $ 51.0
   & Associates

      Lowe            $ 50.0 - $ 51.0
   Enterprises

   Continential       $ 52.0
Development Corp.

 Wolff DiNappoli      $ 52.0
      LLC

 Overton, Moore       $ 53.0
    & Assoc.

    Carlyle           $ 53.0 - $54.0
    Realty



CHASE'S 5/2/00 PRELIMINARY VALUE RANGE $47.5 - $52.5





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



                        PRELIMINARY LEND LEASE VALUATION
                                    OVERVIEW

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



PROJECT FLEX--PRELIMINARY VALUATION OF LEND LEASE PORTFOLIO
CHASE METHODOLOGY
--------------------------------------------------------------------------------

[ ]  Based on traditional real estate analysis

[ ] Review of each asset with AIP management, focusing on key drivers of value: market strength, leasing effort, cap rates, etc.

[ ]  Discussions supplemented by a review of company-provided data:

     -    Q1 Company financial performance     -    Year 2000 budgets

     -    ARGUS cash flow projections          -    AIP Trust Managers meeting report

     -    Rent rolls                           -    Historical and recent leasing reports

     -    Capital expenditure budget           -    Property manager provided data

[ ]  Reviewed real estate valuations completed by SSB and the Company

[ ] Assessed key AIP markets for economic drivers, supply and demand dynamics, and market fundamentals which drive property appreciation and directly impact Chase's cap rate selections

[ ] Evaluated Company acquisition data and identified property sales in key markets, which provided significant insight on investors' required returns, potential for appreciation and market depth

[ ] Analyzed the portfolio on a regional basis to assure consistency within markets


[CHASE LOGO]                                                                  28

PROJECT FLEX--PRELIMINARY VALUATION OF LEND LEASE PORTFOLIO
CHASE METHODOLOGY
--------------------------------------------------------------------------------

[ ] We inspected 25 properties comprising 81% of net rentable area, 84% of our estimated NOI, and 85% of value. These figures exclude Manhattan Tower, which we also inspected.


         INSPECTED                                    INSPECTED                         NOT INSPECTED
         ---------                                    ---------                         -------------
o        107 Woodmere                     o       Humboldt Tech Center           o      Columbia Corporate Center
o        3100 Alfred                      o       Interlocken Office             o      Huntington Drive
o        485 Clyde                        o       Inverness Business Park        o      Corporex Plaza I
o        Academy Point                    o       Junction Business Park         o      President's Plaza
o        AeroTech R&D                     o       Northpointe B                  o      Black Canyon Tech
o        Avion Business Center            o       Northpointe C                  o      Metro Business Park III
o        Battlefield Business Park        o       Northview Bus. Ctr
o        Baytech Park                     o       Skyway Business Center
o        Bridgeway Tech Center/Gateway    o       Southeast Comm. Ctr
o        Cameron Creek                    o       Spring Valley Business Center
o        Central Park Office Center       o       Stewart Plaza
o        Centre Pointe Office Park        o       Summit Park
o        Gibraltar Tech Center

[ ] Certain markets within the Lend Lease portfolio are continuing to show strength including:

     -    Silicon Valley, California

     -    Austin, Texas

     -    Washington, DC Metro




[CHASE LOGO]                                                                  29

PROJECT FLEX--PRELIMINARY VALUATION OF LEND LEASE PORTFOLIO
CHASE METHODOLOGY (CONTINUED)
--------------------------------------------------------------------------------

[ ]  Relied primarily on overall rate capitalization ("OAR")

[ ]  Utilized Company budgets to derive valuation

     -    high correlation between the budget and actual results

     -    extensive and detailed budgeting process

[ ] Selected cap rates by focusing mainly on: asset quality, age, market strength (supply/demand dynamics), tenant quality, location, investor demand (primary vs. second tier cities) and re-leasing and re-tenanting risk

[ ] Applied cap rates to AIP's budgeted year 2000 NOIs, adjusted upward by 2.0% to calculate an approximate 12M forward NOI

[ ] Used actual management expenses (with a minimum charge 3.0%), and applied a $0.10 psf replacement reserve to each asset

[ ] Considered properties with occupancy greater than 90% to be stabilized; leased properties with occupancy below 90% up to 94% if market-supported (with costs for re-tenanting deducted)

[ ]  Applied a 2% vacancy to all 100% occupied properties

[ ] Used AIP's capital plan to evaluate each property's capital needs (buyer approach), with near term expense deducted from value

[ ] Reviewed the Company's 10-year discounted cash flow ("DCF") projections and assumptions as a check against our direct capitalization valuation

[ ] While CSI believes the projections are aggressive with respect to lease-up of vacant space and vacancy over the projection period, the projections show the potential for property appreciation and yield enhancement which CSI has factored into its OAR selection

[ ] Utilized valuations provided by AIP management for several AIP-owned parcels of land

[ ] Used our base case valuation but conducted a 5% sensitivity analysis to provide optimistic and conservative benchmarks. Major assets sensitivities are driven by key tenant renewal issues



[CHASE LOGO]                                                                  30

PROJECT FLEX--PRELIMINARY VALUATION OF LEND LEASE PORTFOLIO
LEND LEASE PORTFOLIO
--------------------------------------------------------------------------------




    ASSET                                      MIDPOINT CSI VALUE(1)          PSF         LEND LEASE VALUE        PSF
    -----                                      ---------------------          ---         ----------------        ---
   1 107 Woodmere                                           5,736,451         $100
   2 3100 Alfred                                            6,154,402         $182
   3 485 Clyde                                              7,851,181         $127
   4 Baytech Park                                          36,581,375         $194
   5 Bridgeway Tech Center/Gateway                         21,588,653         $127
   6 Centre Pointe Office Park                             24,417,220         $124
   7 Columbia Corp Ctr.                                    13,319,234         $104
   8 Gibraltar Tech Center                                  6,739,297         $186
   9 Humboldt Tech Center                                  11,104,133         $185
  10 Huntington Drive                                       7,161,235         $114
  11 Junction Business Park                                15,510,132         $200
  12 Stewart Plaza                                          6,956,195         $148
                                                          -----------         ----
      CALIFORNIA TOTAL                                    163,119,508         $146
                                                          -----------         ----
  13 Battlefield Business Park                              9,694,243         $ 63
  14 Corporex Plaza I                                       5,582,944         $ 58
  15 Northpointe B                                          2,943,976         $ 80
  16 Northpointe C                                          3,993,969         $ 81
  17 President's Plaza                                      3,021,220         $ 71
                                                          -----------         ----
      EAST TOTAL                                           25,236,351         $ 66
                                                          -----------         ----

  18 Avion Business Center                                  5,449,882         $ 77
  19 Cameron Creek                                          4,072,918         $ 81
  20 Central Park Office Center                             5,038,008         $ 69
  21 Northview Bus. Ctr / Whitney Jordan                   21,674,360         $ 85
  22 Skyway Business Center                                 2,281,203         $ 34
  23 Southeast Comm. Ctr / Ben White                        1,761,182         $ 51
  24 Spring Valley Business Center                         10,111,796         $107
  25 Summit Park                                            9,101,820         $ 94
                                                          -----------         ----
      TEXAS TOTAL                                          59,491,169         $ 80
                                                          -----------         ----

  26 Academy Point                                          9,544,124         $105
  27 AeroTech R&D                                           6,756,063         $ 89
  28 Black Canyon Tech                                      7,226,740         $ 72
  29 Interlocken Office                                    14,295,121         $117
  30 Inverness Business Park                                7,324,699         $ 76
  31 Metro Business Park III                                9,463,762         $ 89
                                                          -----------         ----
      WEST TOTAL                                           54,610,509         $ 92
                                                          -----------         ----

    TOTAL LEND LEASE PORTFOLIO                            302,457,537         $107            $288,700,000       $102
                                                          -----------         ----            ------------       ----

    TOTAL W/MANHATTAN TOWERS                              302,457,537         $107            $341,800,000       $109
                                                          -----------         ----            ------------       ----

----------
(1) May 2, 2000 Board presentation



[CHASE LOGO]                                                                  31

                          PRELIMINARY COMPANY VALUATION

[CHASE LOGO]                                                                  32

PROJECT FLEX--PRELIMINARY COMPANY VALUATION
SUMMARY CHART
--------------------------------------------------------------------------------

                                                                DDR/LEND LEASE/MT
                                                               $13.65 PER SHARE(1)
                                                               -------------------
PEER GROUP

2000E FFO Multiple 7.8x - 8.4x                                  $12.94     $12.01
2001 AFFO Multiple 8.5x - 9.6x                                  $12.77     $11.31

PRECEDENT TRANSACTION

12-Month Forward FFO(2) Multiple 7.8x - 9.6x                    $15.63     $12.65
12-Month Forward AFFO(2) Multiple 8.6x - 10.5x                  $12.50     $10.23
5-Prior Day (3.9%) - 15.2%                                      $15.55     $12.98

CSI COMPLETE LIQUIDATION ANALYSIS

NPV of 24 Month Liquidation Discounted 12-18%(3)                $12.69     $11.92

CSI NAV ANALYSIS

$13.27 - $16.20(4)                                              $16.20     $13.27

CSI NAV INCLUDING TRANSACTION EXPENSES

$12.41 - $15.34(4)                                              $15.34     $12.41


(1) Assumes Current Situation (see page 9)

(2) 12-Month Forward FFO of $1.62 and AFFO of $1.19 is includes second half 2000 and first half 2001

(3) See Appendix C or page 41

(4) See page 7


[CHASE LOGO]                                                                  33

                                   CONCLUSIONS


[CHASE LOGO]                                                                  34

PROJECT FLEX
CONCLUSIONS
--------------------------------------------------------------------------------

[ ] Lend Lease's $288.7 million purchase price is within our preliminary value range ($287.3 million to $317.6 million), albeit at the low end of the range

[ ] DDR's $275 million purchase price is at the high end of our preliminary value range ($251.3 million - $277.8 million)

[ ] Transaction cost reductions and the sale of Manhattan Towers could enhance transaction value by $3 million to $8 million, or $0.14 to $0.38 per share


[CHASE LOGO]                                                                  35

PROJECT FLEX
CONCLUSION (CONT'D)
--------------------------------------------------------------------------------

[ ] Attempting to realize additional incremental proceeds for the Lend Lease assets in the context of the contemplated transaction poses certain risks and challenges:

     - Maintaining the DDR bid at its current price is a critical component of the transaction

     - Payment of $450,000 of break-up costs to Lend Lease would be paid at the front end of the process

[ ] Office Flex assets are not a preferred product type among institutional investors seeking core returns (i.e., 12.0% - 15.0% leveraged IRRs) in today's marketplace

     - Opportunity fund capital will likely comprise the majority of the bidders (e.g., Olympus)

     - A portfolio buyer or buyers is needed because selling small assets on a "one-by-one" basis in a liquidation scenario would be very costly to AIP shareholders because of the time required, associated carrying costs and higher transaction costs

     - Non-institutional investor bids will likely be contingent on obtaining new financing with full leverage, and will therefore be subject to interest rate risk

     -    Non-institutional investors would be seeking +20% leveraged IRRs

[ ] Manhattan Towers is not an accurate comparable for the remainder of the Lend Lease portfolio



[CHASE LOGO]                                                                  36

PROJECT FLEX
CONCLUSIONS (CONT'D)
--------------------------------------------------------------------------------

[ ] If DDR would hold constant its $275 million purchase price and agreement to assume the liabilities of the company, the company could go to market again on the Lend Lease portfolio in an attempt to increase the value of the transaction

     - The Exclusive Negotiation Agreement with Lend Lease provides for a $450,000 expense reimbursement and a $1 million break up fee if a gross purchase price in excess of $290.15 million is agreed to within 90 days of expiration or termination of the Lend Lease agreement



[CHASE LOGO]                                                                  37

PROJECT FLEX
CONCLUSION (CONT'D)
--------------------------------------------------------------------------------

[ ] A transaction with a non-institutional, financial buyer imposes a higher degree of closing risk

[ ] If the Special Committee were to proceed with an immediate sale to DDR followed by a re-marketing and plan of liquidation of the Lend Lease portfolio, the following factors should be considered:

     - The costs and risks associated with a liquidation process (e.g., G&A carrying costs relative to a much smaller asset base)

     -    The risk of not achieving an acceptable price

     - Issues associated with operating a much smaller company such as strategy, staffing and other related issues

     - The Board of Trust Managers will potentially have more exposure to contingent liability risks given the lack of a corporate merger



[CHASE LOGO]                                                                  38

                                   APPENDIX A
                            PUBLIC MARKET COMPARABLES

[CHASE LOGO]                                                                  39

                                   APPENDIX B
                             PRECEDENT TRANSACTIONS

[CHASE LOGO]                                                                  40

PROJECT FLEX--PRELIMINARY COMPANY VALUATION
PRECEDENT TRANSACTIONS
--------------------------------------------------------------------------------

 ($ in millions except per share data)

                                                                                                                  PRICE/
ANNOUNCED DATE/ ACQUIRER /                        REIT          OFFER                                EQUITY    TRANSACTION
   COMPLETED DATE TARGET                         SECTOR       PRICE/SHARE      CONSIDERATION          VALUE       VALUE
   ---------------------                         ------       -----------      -------------          -----    -----------
06/16/1999      STARWOOD FINANCIAL TRUST       OFFICE/INDUST     $27.60       STOCK/ASSUMED DEBT       $893       $1,649
   11/04/1999      TRINET CORPORATE REALTY

03/01/1999      DUKE REALTY                    OFFICE/INDUST      30.10       STOCK/ASSUMED DEBT        817        1,725
   06/18/1999      WEEKS CORP.

11/17/1998      PROLOGIS TRUST                 INDUSTRIAL         23.59     CASH/STOCK/ASSUMED DEBT     823        1,426
   03/30/1999      MERIDIAN INDUSTRIAL TRUST

07/09/1998      RECKSON ASSOCIATES/METROP.     MIXED              21.51     CASH/STOCK/ASSUMED DEBT     399          724
   05/24/1999      TOWER REALTY

12/23/1997      HIGHWOODS PROPERTIES INC.      MIXED              65.00     CASH/STOCK/ASSUMED DEBT     314          533
   07/14/1998      J.C. NICHOLS COMPANY

04/29/1996      HIGHWOODS PROPERTIES INC.      OFFICE/INDUST      11.02        CASH/ASSUMED DEBT        297          540
   09/06/1996      CROCKER REALTY TRUST

06/21/2000      CALPERS/RREEF/OTHERS           OFFICE/INDUST      26.00        CASH/ASSUMED DEBT        692        1,114
      PENDING      PACIFIC GULF PROPERTIES(3)

TBD             DDR/LEND LEASE                 INDUSTRIAL         13.65        CASH/ASSUMED DEBT        287          598
   TBD             AMERICAN INDUSTRIAL PROPERTIES(5)

                                                                                        PREMIUM/(DISCOUNT) PAID TO:
                                                 PRICE/             PRICE/          ------------------------------------
ANNOUNCED DATE/ ACQUIRER /                       FORWARD            FORWARD         PRIOR     PRIOR    52-WEEK
   COMPLETED DATE TARGET                         FFO(1)             AFFO(1)        5-DAYS   60-DAYS     HIGH     NAV(2)
   ---------------------                         -------            --------        ------   -------     ----     ------
06/16/1999      STARWOOD FINANCIAL TRUST          7.2x                7.3x          (5.0)%     6.4%     (6.0)%    (11.0)%
   11/04/1999      TRINET CORPORATE REALTY

03/01/1999      DUKE REALTY                       9.6x               10.9x          15.2%      7.0%     (0.1)%      2.9%
   06/18/1999      WEEKS CORP.

11/17/1998      PROLOGIS TRUST                    7.8x                8.6x           8.4%     25.0%    (11.4)%     12.3%
   03/30/1999      MERIDIAN INDUSTRIAL TRUST

07/09/1998      RECKSON ASSOCIATES/METROP.        9.1x               10.5x          (3.9)%   (10.6)%   (15.0)%       NA
   05/24/1999      TOWER REALTY

12/23/1997      HIGHWOODS PROPERTIES INC.         NA                   NA           16.1%      8.9%     (7.1)%       NA
   07/14/1998      J.C. NICHOLS COMPANY

04/29/1996      HIGHWOODS PROPERTIES INC.        12.7x                 NA           11.6%     11.6%     (6.2)%       NA
   09/06/1996      CROCKER REALTY TRUST

06/21/2000      CALPERS/RREEF/OTHERS              9.2x                 NA           13.0%     27.3%     12.7%       4.0%
      PENDING      PACIFIC GULF PROPERTIES(3)


                           STRIPPED HIGH(4)      9.6x                10.5x          15.2%     25.0%     (0.1)%     12.3%
                           MEAN                  9.3x                 9.3x           7.9%     10.8%     (4.7)%      2.1%
                           MEDIAN                9.2x                 9.6x          11.6%      8.9%     (6.2)%      3.5%
                           STRIPPED LOW(4)       7.8x                 8.6x          (3.9)%     6.4%    (11.4)%    (11.0)%

                                                $15.63               $12.55         $15.55    $15.62    $13.99    $16.54
                           AIP VALUATION RANGE    TO                   TO             TO        TO        TO        TO
                                                $12.65               $10.24         $12.98    $13.30    $12.40    $13.11

TBD            DDR/LEND LEASE                    8.4x                 11.5x            1.1%      9.2%     (2.5)%    (7.3)%
   TBD           AMERICAN INDUSTRIAL PROPERTIES(5)

----------

(1) Based on Realty Stock Review estimates 12 months forward from date of announcement

(2) Trinet based on DLJ Jun-99, Weeks and Meridian based on RSR, Pacific Gulf based on Robertson Stevens Jun-00

(3) Estimated liquidation proceeds subject to increase based on liquidation plan/process. Source: company press release

(4) Excludes extreme low and high values

(5) AIP premiums paid based on an
    announcement date of 7/24/00. NAV based on CSI midpoint of $14.73


[CHASE LOGO]                                                                  41

                                   APPENDIX C
                          COMPLETE LIQUIDATION ANALYSIS

[CHASE LOGO]                                                                  42

PROJECT FLEX
COMPLETE LIQUIDATION ANALYSIS ASSUMPTIONS
--------------------------------------------------------------------------------

[ ] NOI growth of approximately 2.5% per annum over the 24-month liquidation period

[ ] Assumes that Manhattan Tower is sold in the first quarter of the liquidation process (net proceeds of $33.95 million)

[ ] G&A expenses are assumed to be $1.014 million in the first two quarters, then to decline by 10% in the next two quarters and decline by 50% thereafter

[ ]  CapEx, TI's and Leasing costs are assumed to be 15% of NOI

[ ] Principal amount of amortization is assumed to be .50% of assets sales and reduces the amount of principal to decrease the balance proportionally for asset sales

[ ] Closing costs are assumed to be .60% of assets sold and sales costs are assumed to be 3.5% of assets sold

[ ] Prepayment penalties are assumed to be $4.9 million and severance costs are assumed to be $5.0 million

[ ]  Legal and other costs are assumed to be $5.6 million or 9.5% of asset sales

[ ] Approximately 60% of the assets are sold within one year, NOI cap rate range is 10.20% to 11.00%


[CHASE LOGO]                                                                  43

PROJECT FLEX--COMPANY VALUATION DETAIL
COMPLETE LIQUIDATION ANALYSIS
--------------------------------------------------------------------------------


                                                       PROJECTED FINANCIAL INFORMATION FOR THREE MONTHS ENDED
                                                --------------------------------------------------------------------
                                                09/30/00       12/31/00       03/31/01       06/30/01       09/30/01
                                                --------       --------       --------       --------       --------
(in thousands except per share data)
Net Operating Income(1)               0.60%     $ 14,598       $ 14,598       $ 13,217       $ 11,080       $  8,174
General & Administrative(2)         $1,014         1,014          1,014            913            821            739
                                                --------       --------       --------       --------       --------
EBITDA                                1.80%     $ 13,584       $ 13,584       $ 12,304       $ 10,259       $  7,435
Interest Expense(3)                  15.00%        5,222          5,195          4,652          3,857          2,814
CapEx, TI's and Leasing(4)            0.50%        2,190          2,190          1,983          1,662          1,226
Principal Amortization(5)                          1,454          1,454          1,308          1,090            800
                                                --------       --------       --------       --------       --------
FREE CASH FLOW                                  $  4,719       $  4,745       $  4,361       $  3,649       $  2,595
Shares & OPUs Outstanding                         21,045         21,045         21,045         21,045         21,045
Free Cash Flow per Share                        $   0.22       $   0.23       $   0.21       $   0.17       $   0.12

% OF ASSETS SOLD BY QUARTER                            0%         10.00%         15.00%         20.00%         10.00%
ASSET SALES @ VARIOUS CAP RATES                 $      0       $ 59,889       $ 88,113       $115,306       $ 56,618
ASSUMED CAP RATE                                    9.75%          9.75%         10.00%         10.25%         10.50%
LESS:                                 0.60%
     Debt of Assets Sold(4)           3.50%            0         28,783         42,956         56,984         28,347
     Closing Costs(6)                                  0            359            529            692            340
     Sales Costs(7)                 $5,000             0          2,096          3,084          4,036          1,982
     Prepayment Penalties(8)          9.50%            0              0          1,100              0          1,500
     Severance Costs(8)                                0              0          1,250          1,250              0
     Legal and Other(9)                                0            555            837          1,123            565
                                                --------       --------       --------       --------       --------
Plus MT Proceeds(10)                            $ 32,050
Total Liquidation Proceeds                      $ 32,050       $ 28,096       $ 38,357       $ 51,221       $ 23,885
Liquidation Proceeds/Share                      $   1.52       $   1.34       $   1.82       $   2.43       $   1.13

Total Distributions                             $ 36,769       $ 32,841       $ 42,718       $ 54,871       $ 26,480
Total Distributions/Share                       $   1.75       $   1.56       $   2.03       $   2.61       $   1.26



                                                 PROJECTED FINANCIAL
                                        INFORMATION FOR THREE MONTHS ENDED                            NPV @
                                        ------------------------------------    --------------------------------------------------
                                        12/31/01     03/31/02       06/30/02     Total         12.0%          15.0%         18.0%
                                        --------     --------       --------    --------      --------      --------      --------
(in thousands except per share data)
Net Operating Income(1)                 $  6,728     $  5,264       $  3,026    $ 76,686      $ 69,228      $ 67,547      $ 65,933
General & Administrative(2)                  665          333            166       5,665         5,102         4,975         4,853
                                        --------     --------       --------    --------      --------      --------      --------
EBITDA                                  $  6,063     $  4,932       $  2,860    $ 71,020        64,126        62,572        61,080
Interest Expense(3)                        2,291        1,772          1,008      26,811        24,233        23,652        23,093
CapEx, TI's and Leasing(4)                 1,009          790            454      11,503        10,384        10,132         9,890
Principal Amortization(5)                    654          509            291       7,559         6,828         6,663         6,505
                                        --------     --------       --------    --------      --------      --------      --------
FREE CASH FLOW                          $  2,109     $  1,861       $  1,108    $ 25,148      $ 22,680      $ 22,125      $ 21,592
Shares & OPUs Outstanding                 21,045       21,045         21,045      21,045        21,045        21,045        21,045
Free Cash Flow per Share                $   0.10     $   0.09       $   0.05    $   1.19      $   1.08      $   1.05      $   1.03

% OF ASSETS SOLD BY QUARTER                10.00%       15.00%         20.00%
ASSET SALES @ VARIOUS CAP RATES         $ 55,633     $ 83,950       $110,046    $569,555      $490,096      $472,613      $455,972
ASSUMED CAP RATE                           10.75%       10.75%         11.00%
LESS:
     Debt of Assets Sold(4)               28,201       42,084         55,821     283,176       243,425       234,684       226,364
     Closing Costs(6)                        334          504            660       3,417         2,941         2,836         2,736
     Sales Costs(7)                        1,947        2,938          3,852      19,934        17,153        16,541        15,959
     Prepayment Penalties(8)                   0        2,300              0       4,900         4,171         4,010         3,858
     Severance Costs(8)                    1,250            0          1,250       5,000         4,288         4,132         3,982
     Legal and Other(9)                      568          857          1,150       5,655         4,854         4,679         4,511
                                        --------     --------       --------    --------      --------      --------      --------
Plus MT Proceeds(10)
Total Liquidation Proceeds              $ 23,333     $ 35,267       $ 47,313    $279,522      $244,380      $236,624      $229,231
Liquidation Proceeds/Share              $   1.11     $   1.68       $   2.25    $  13.28      $  11.61      $  11.24      $  10.89

Total Distributions                     $ 25,441     $ 37,128       $ 48,421    $304,670      $267,061      $258,749      $250,823
Total Distributions/Share               $   1.21     $   1.76       $   2.30    $  14.48      $  12.69      $  12.30      $  11.92

Notes

 (1) Based on Management Estimates to 12/31/00 and 3.0% growth per annum thereafter

 (2) Assumed to be $1.014mm in Q1 and Q2; decreasing by 10% for 4 quarters, then 50% for 2 quarters

 (3) Assumed average interest rate of 7.2%

 (4) Estimated at 15% of NOI

 (5) Applies Asset Sales % to principal amount of debt to decrease the balance proportionally for asset sales

 (6) Assumed to be 0.70% of assets sold

 (7) Assumed to be 3.5% of assets sold

 (8) Chase estimates

 (9) Assumed to be 1% of assets sold

(10) Assumes that Manhattan Tower is sold for $53.1 million less transaction expenses of $750,000 and debt of $20.3 million

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                                   APPENDIX D
                          PARTIAL LIQUIDATION ANALYSIS


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PROJECT FLEX
PARTIAL LIQUIDATION ANALYSIS ASSUMPTIONS
--------------------------------------------------------------------------------

[ ] Assumes DDR transaction is completed 9/00 and a cash payment is made to shareholders of $6.0 million for difference between the DDR investment and the assets received

[ ] NOI growth of approximately 2.5% per annum over the 24-month liquidation period

[ ] Assumes that Manhattan Tower is sold in the first quarter of the liquidation process (net proceeds of $33.95 million)

[ ] G&A expenses are assumed to be $1.014 million in the first two quarters, then to decline by 10% in the next two quarters and decline by 50% thereafter

[ ]  CapEx, TI's and Leasing costs are assumed to be 15% of NOI

[ ] Principal amount of amortization is assumed to be .50% of assets sales and reduces the amount of principal to decrease the balance proportionally for asset sales

[ ] Closing costs are assumed to be .60% of assets sold and sales costs are assumed to be 3.5% of assets sold

[ ] Prepayment penalties are assumed to be $3.0 million and severance costs are assumed to be $5.0 million

[ ] Legal and other costs are assumed to be $3.0 million or 9.5% of asset sales

[ ] Approximately 45% of the assets are sold within one year, NOI cap rate range is 9.75% to 11.00%



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


PROJECT FLEX--COMPANY VALUATION DETAIL
PARTIAL LIQUIDATION ANALYSIS
--------------------------------------------------------------------------------

                                                         Projected Financial Information for Three Months Ended
                                                     -----------------------------------------------------------
                                                     09/30/00    12/31/00     03/31/01     06/30/01     09/30/01
                                                     --------    --------     --------     --------     --------
(in thousands except per share data)

Net Operating Income(1)                   0.60%      $  7,787    $  7,833     $  7,092     $  5,946     $  4,386
General & Administrative(2)             $1,014          1,014       1,014          913          821          739
                                                     --------    --------     --------     --------     --------

EBITDA                                               $  6,773    $  6,819     $  6,180     $  5,124     $  3,647
Interest Expense(3)                       1.54%         2,418       2,406        2,154        1,786        1,303
CapEx, TI's and Leasing (4)              15.00%         1,168       1,175        1,064          892          658
Principal Amortization (5)                0.50%           788         788          709          591          433
                                                     --------    --------     --------     --------     --------
FREE CASH FLOW                                       $  2,399    $  2,451     $  2,253     $  1,856     $  1,253
Shares & OPUs Outstanding                              11,385      11,385       11,385       11,385       11,385
Free Cash Flow per Share                             $   0.21    $   0.22     $   0.20     $   0.16     $   0.11

% OF ASSETS SOLD BY QUARTER                              0.00%      10.00%       15.00%       20.00%       10.00%
ASSET SALES @ VARIOUS CAP RATES                      $      0    $ 32,137     $ 47,283     $ 61,875     $ 30,382
ASSUMED CAP RATE                                         9.75%       9.75%       10.00%       10.25%       10.50%
Less:
     Debt of Assets Sold(4)               0.60%            0       15,593       23,271       30,870       15,356
     Closing Costs(6)                     3.50%            0          193          284          371          182
     Sales and Transaction Costs(7)      3,000             0        1,125        1,655        2,166        1,063
     Prepayment  Penalties(8)           $5,000             0            0          900            0          900
     Severance Costs(8)                   9.50%            0            0        1,250        1,250            0
     Legal and Other(9)                                    0          298          449          603          303
                                                    --------     --------     --------     --------     --------
Plus Cash Payment(10)                               $ 39,950
Total Liquidation Proceeds                          $ 39,950     $ 14,930     $ 19,475     $ 26,616     $ 12,577
Liquidation Proceeds/Share                          $   3.51     $   1.31     $   1.71     $   2.34     $   1.10

Total Distributions                                 $ 42,349     $ 17,381     $ 21,727     $ 28,472     $ 13,830
Total Distributions/Share                           $   3.72     $   1.53     $   1.91     $   2.50     $   1.21


                                                  Projected Financial
                                            Information for Three Months Ended                        NPV @
                                            ----------------------------------     --------------------------------------------
                                            12/31/01     03/31/02     06/30/02      Total       12.0%       15.0%        18.0%
                                            --------     --------     --------     --------    --------    --------    --------
(in thousands except per share data)

Net Operating Income(1)                     $  3,610     $  2,825     $  1,624     $ 41,104    $ 37,104    $ 36,202    $ 35,336
General & Administrative(2)                      665          333          166        5,665       5,102       4,975       4,853
                                            --------     --------     --------     --------    --------    --------    --------
EBITDA                                      $  2,945     $  2,492     $  1,458     $ 35,439      32,002      31,227      30,483
Interest Expense(3)                            1,061          821          467       12,416      11,223      10,954      10,695
CapEx, TI's and Leasing (4)                      542          424          244        6,166       5,566       5,430       5,300
Principal Amortization (5)                       354          276          158        4,095       3,699       3,610       3,524
                                            --------     --------     --------     --------    --------    --------    --------
FREE CASH FLOW                              $    988     $    972     $    590     $ 12,762    $ 11,515    $ 11,234    $ 10,964
Shares & OPUs Outstanding                     11,385       11,385       11,385       11,385      11,385      11,385      11,385
Free Cash Flow per Share                    $   0.09     $   0.09     $   0.05     $   1.12    $   1.01    $   0.99    $   0.96

% OF ASSETS SOLD BY QUARTER                    10.00%       15.00%       20.00%
ASSET SALES @ VARIOUS CAP RATES             $ 30,565     $ 45,049     $ 59,053     $306,345    $263,590    $254,183    $245,229
ASSUMED CAP RATE                               10.50%       10.75%       11.00%
Less:
     Debt of Assets Sold(4)                   15,278       22,798       30,240      153,405     131,871     127,135     122,628
     Closing Costs(6)                            183          270          354        1,838       1,582       1,525       1,471
     Sales and Transaction Costs(7)            1,070        1,577        2,067       10,722       9,226       8,896       8,583
     Prepayment  Penalties(8)                      0        1,200            0        3,000       2,576       2,482       2,393
     Severance Costs(8)                        1,250            0        1,250        5,000       4,288       4,132       3,982
     Legal and Other(9)                          305          460          617        3,034       2,605       2,511       2,421
                                            --------     --------     --------     --------    --------    --------    --------
Plus Cash Payment(10)                                                              $ 39,950    $ 35,670    $ 34,739    $ 38,230
Total Liquidation Proceeds                  $ 12,479     $ 18,744     $ 24,525     $169,295    $150,230    $146,009    $141,980
Liquidation Proceeds/Share                  $   1.10     $   1.65     $   2.15     $  14.87    $  13.20    $  12.82    $  12.47

Total Distributions                         $ 13,467     $ 19,716     $ 25,115     $182,057    $161,744    $157,242    $152,944
Total Distributions/Share                   $   1.18     $   1.73     $   2.21     $  15.99    $  14.21    $  13.81    $  13.43

Notes

 (1) Based on Management Estimates to 12/31/00 and 3.0% growth per annum thereafter

 (2) Assumed to be $1.014mm in Q1 and Q2; decreasing by 10% for 4 quarters, then 50% for 2 quarters

 (3) Assumed average interest rate of 7.2%

 (4) Estimated at 13% of NOI

 (5) Applies Asset Sales % to principal amount of debt to decrease the balance proportionally for asset sales

 (6) Assumed to be 0.35% of assets sold

 (7) Assumed to be 3.5% of assets sold

 (8) Chase estimates

 (9) Assumed to be 1% of assets sold

(10) Assumed Cash Payment to Shareholders of AIP for the difference in between DDR's stock investment and assets received, also assumes sale of Manhattan Towers



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